                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                          United Wisconsin Services, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                        [LOGO]

                               401 West Michigan Street
                             Milwaukee, Wisconsin  53203
                                    (414) 226-6900




                                    April 15, 1998


To All Shareholders:

     You are cordially invited to attend the Company's 1998 Annual Meeting of Shareholders on May 27, 1998, in Chicago, Illinois.

     The Annual Meeting will begin promptly at 11:00 a.m. at the Chicago O'Hare Marriott Hotel located at 8535 West Higgins Road, Chicago, Illinois.

     The official Notice of Annual Meeting, Proxy Statement and appointment of proxy form are included with this letter. The matters listed in the Notice of Annual Meeting are described in detail in the Proxy Statement.

     The vote of every shareholder is important to us. Please note that returning your completed proxy will not prevent you from voting in person at the Annual Meeting if you wish to do so. Your cooperation in promptly signing, dating and returning your proxy will be greatly appreciated.

                                   Sincerely,



                                   Thomas R. Hefty
                                   CHAIRMAN OF THE BOARD, PRESIDENT
                                   AND CHIEF EXECUTIVE OFFICER

                                      [UWZ LOGO]





                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS




TO THE HOLDERS OF COMMON STOCK OF
UNITED WISCONSIN SERVICES, INC.:

     The Annual Meeting off the Shareholders (the "Meeting") of United Wisconsin Services, Inc. (the "Company") will be held at the Chicago O'Hare Marriott Hotel located at 8535 West Higgins Road, Chicago, Illinois, on Wednesday, May 27, 1998 at 11:00 a.m. local time, for the following purposes:

     1. To elect three directors of the Company for terms expiring at the 2001 Annual Meeting of Shareholders;

     2. To consider and vote upon a proposal to amend the United Wisconsin Services, Inc. Equity Incentive Plan (the "Equity Incentive Plan") to increase the number of shares available for granting under the Equity Incentive Plan and increase the number of shares which may be granted to individual participants under the Equity Incentive Plan; and

     3. To transact any other business as may properly come before the Meeting or any adjournments or postponements thereof.

     Only shareholders of record at the close of business on April 17, 1998, the record date for the Meeting, are entitled to receive notice of and to vote at the Meeting or any adjournments or postponements thereof.

     A copy of the Proxy Statement furnished in connection with the solicitation of proxies by the Company's Board of Directors for use at the Meeting accompanies this Notice.

     Shareholders who cannot attend in person are requested to date, fill in, sign and return the enclosed proxy in the envelope provided. You may revoke your proxy at any time prior to the voting thereof by advising the Secretary of the Company in writing (by subsequent proxy or otherwise) of such revocation at any time before it is voted.

                 YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU PLAN TO
                     ATTEND THE MEETING, PLEASE SIGN AND DATE THE
                        ENCLOSED PROXY AND RETURN IT PROMPTLY
                              IN THE ENVELOPE PROVIDED.

                              By Order of the Board of Directors,



                              Stephen E. Bablitch,
                              SECRETARY
Milwaukee, Wisconsin
April 15, 1998

                                      [UWZ LOGO]




                                   PROXY STATEMENT


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of United Wisconsin Services, Inc. (the "Company" or "UWS") for use at the Annual Meeting of Shareholders (the "Meeting") to be held at the Chicago O'Hare Marriott Hotel located at 8535 West Higgins Road, Chicago, Illinois, Wednesday, May 27, 1998 at 11:00 a.m. local time, and at any adjournments or postponements thereof. At the Meeting, shareholders of the Company will consider and vote upon (i) the election of three directors of the Company for terms expiring at the 2001 Annual Meeting of Shareholders; (ii) a proposal to amend the United Wisconsin Services, Inc. Equity Incentive Plan (the "Equity Incentive Plan") to increase the number of shares available for granting under the Equity Incentive Plan and to increase the number of shares which may be granted to individual participants under the Equity Incentive Plan; and (iii) such other business as may be properly brought before the Meeting.

     Only holders of record of shares of common stock, no par value per share ("Common Stock"), of the Company at the close of business on April 17, 1998, the record date for the Meeting, are entitled to receive notice of and to vote at the Meeting. Shareholders will be entitled to one vote for each share of Common Stock held. On March 31, 1998, there were issued and outstanding 16,544,047 shares of Common Stock.

     When you sign and return the enclosed appointment of proxy form, shares of the Common Stock represented thereby will be voted (i) FOR the nominees for directors listed on page 3, and (ii) FOR the adoption of the proposed amendments to the Equity Incentive Plan, unless otherwise indicated on the proxy form. The Board of Directors expects all nominees for director to be available for election. In case any nominee for director is not available, the proxy holders may vote for a substitute. Returning your completed proxy form will not prevent you from voting in person at the Meeting should you be present and wish to do so. You may revoke your proxy at any time before it is voted by advising the Secretary of the Company of such revocation in writing (by subsequent proxy or otherwise).

     The Company knows of no specific matter to be brought before the Meeting that is not referred to in the Notice of Annual Meeting. If any such matter properly comes before the Meeting, it is the intention of the persons acting pursuant to the enclosed appointment of proxy form to vote the shares represented thereby in accordance with their best judgment.

     Directors will be elected at the Meeting by a plurality of the votes cast at the Meeting. The affirmative vote of a majority of the shares of Common Stock represented at the Meeting is required to amend the Equity Incentive Plan. Abstentions will be included in the determination of shares present and voting for purposes of determining whether a quorum exists. Broker non-votes will not be so included. Neither abstentions nor broker non-votes are counted in determining whether a proposal has been approved.

     Officers and other employees of the Company may solicit proxies by personal interview, telephone and facsimile, in addition to the use of the mails, but will receive no additional compensation for such activities. The Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares of the Common Stock held of record by them to the beneficial owners of such shares. The Company will reimburse them for reasonable out-of-pocket expenses.

     The Annual Report to Shareholders for the year ended December 31, 1997, the Notice of the Meeting, this Proxy Statement and the accompanying appointment of proxy form were first mailed to shareholders on or about April 24, 1998.

                       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                                OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of shares of the Common Stock as of March 31, 1998 by each shareholder known to the Company to own beneficially more than five percent (5%) of the shares of the Common Stock outstanding, by each director of the Company, each person nominated to be a director, each of the executive officers of the Company who appear in the Summary Compensation Table below, and all directors and officers of the Company as a group. Unless otherwise indicated, each shareholder listed below has sole voting and dispositive power with respect to shares of the Common Stock beneficially owned.



                                                                                         NUMBER OF SHARES     PERCENT OF
NAME                                                                                 BENEFICIALLY OWNED(2)       CLASS
----                                                                                 --------------------        -----
Blue Cross & Blue Shield United of Wisconsin (1) . . . . . . . . . . . . . . . .           6,261,199            37.9%
Wallace J. Hilliard (1). . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1,401,601             8.3
Ronald A. Weyers (1) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1,197,659             7.1
Heartland Advisors, Inc. (1) . . . . . . . . . . . . . . . . . . . . . . . . . .           1,103,150             6.7
Thomas R. Hefty (3) (4). . . . . . . . . . . . . . . . . . . . . . . . . . . . .              90,792               *
Samuel V. Miller (3) (4) . . . . . . . . . . . . . . . . . . . . . . . . . . . .             634,582             3.7
Roger A. Formisano (3) (4) . . . . . . . . . . . . . . . . . . . . . . . . . . .              36,965              *
C. Edward Mordy (4). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              52,025              *
Penny J. Siewert (4) . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                15,970              *
Richard A. Abdoo . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               2,800              *
Michael D. Dunham. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 -0-
James L. Forbes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               3,500              *
James C. Hickman . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               2,200              *
William R. Johnson . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               6,500              *
Eugene A. Menden . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               3,500              *
William C. Rupp, M.D.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 -0-              *
Carol N. Skornicka . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 300              *
All directors and executive officers as a group (19 persons) (4) . . . . . . . .             930,545             5.6


--------------------

     * Amount represents less than 1% of the total shares of the Common Stock issued and outstanding.
     (1) Blue Cross & Blue Shield United of Wisconsin's address is 1515 North River Center Drive, Milwaukee, Wisconsin 53212; Mr. Hilliard's address is P.O. Box 12146, Green Bay, Wisconsin 54307-2146; Mr. Weyer's address is 3100 AMS Boulevard, Green Bay, Wisconsin 54313; and Heartland Advisors, Incorporated's address is 790 North Milwaukee Street, Milwaukee, Wisconsin 53202.
     (2) Includes the following number of shares covered under options exercisable within 60 days of March 31, 1998: Mr. Hefty, 69,293; Mr. Miller, 632,582; Mr. Formisano, 30,774; Mr. Mordy 32,316; Ms. Siewert, 11,000; Mr. Abdoo, 2,000; Mr. Forbes, 2,000; Mr. Hickman, 2,000; Mr.
          Johnson, 2,000; Mr. Menden, 2,000; and all directors and officers as a group, 842,263.
     (3) Includes the following shares owned jointly with such person's spouse, with respect to which such person shares voting power and dispositive power: Mr. Hefty, 2,000 shares; Mr. Miller, 2,000 shares; and Mr. Formisano, 3,750 shares.
     (4) Includes the following shares held under the Company's 401(k) plan, as to which such person has dispositive power: Mr. Hefty, 7,999; Mr. Formisano, 2,441; Mr. Mordy, 5,609; Ms. Siewert, 4,320; and all directors and officers as a group, 37,069.

     Blue Cross & Blue Shield United of Wisconsin ("Blue Cross") owns 37.9% of the issued and outstanding shares of the Common Stock. Three of the Company's nine directors are also directors of Blue Cross. It is anticipated that Blue Cross will vote its shares of the Common Stock in favor of each of the nominees and in favor of the amendments to the Equity Incentive Plan.

                            ITEM 1 - ELECTION OF DIRECTORS

     The Company's Bylaws fix the number of directors at nine. The Board of Directors is divided into three classes, whose members each serve terms of three years (and until their successors are elected and qualified). The terms of one of the three classes expire at each annual meeting of shareholders. Ms. Skornicka and Messrs. Dunham and Menden are in the class of directors whose terms expire at the Meeting. They have been nominated to serve as directors for terms expiring at the Annual Meeting of Shareholders in 2001 and until their successors are elected and qualified. The terms of Messrs. Forbes and Hickman
and Dr. Rupp will expire at the Annual Meeting of Shareholders in 1999.   The
terms of Messrs. Abdoo, Hefty and Johnson will expire at the Annual Meeting of Shareholders in 2000. There are no family relationships among any of the directors, nominees and/or executive officers of the Company.

     The nominees standing for election have been approved by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected. The name and age as of March 31, 1998, and certain additional information, as to each such nominee and each Director serving an unexpired term are as follows:

                            NOMINEES STANDING FOR ELECTION

          NOMINEES FOR ELECTION AT THIS MEETING WITH TERMS EXPIRING IN 2001


NAME AND AGE               PRINCIPAL OCCUPATION DURING PAST FIVE YEARS
------------               -------------------------------------------
Michael D. Dunham          Director of the Company since 1997; Director of
                              Blue Cross from August 1996 until May
Age:  52                      1997; President and a director of Effective
                              Management Systems, Inc., a developer of
                              integrated manufacturing and business management
                              software, since its incorporation in 1978.

Eugene A. Menden           Director of the Company since 1991; Director of Blue
                              Cross from January 1987 until 1992.
Age:  67                      Prior to retirement, Director of International
                              Finance for Marquette Medical Systems, Inc.
                              (formerly Marquette Electronics, Inc.), a
                              manufacturer of medical electronic products.
                              Served as Vice President of Finance for Marquette
                              Electronics, Inc. from 1970 to 1991, as Treasurer
                              from 1970 to 1989, and as a director from 1972
                              until June 1996.

Carol N. Skornicka         Director of the Company since 1997; Senior Vice
                              President - Corporate Development,
Age:  56                      Secretary and General Counsel of Midwest Express
                              Holdings, Inc. and Midwest Express Airlines, Inc.
                              since March 1998; Vice President, Secretary and
                              General Counsel of Midwest Express Holdings, Inc.
                              and Midwest Express Airlines, Inc. since May 1996;
                              Secretary of the Wisconsin Department of Industry,
                              Labor and Human Relations from 1991 to May 1996;
                              Director of Astral Aviation, Inc. since May 1996.

                                 CONTINUING DIRECTORS

                  DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 1999

James L. Forbes            Director of the Company since 1991; Director of Blue
                              Cross since 1974;  President and  Chief
Age:  65                      Executive Officer and Director of Badger Meter,
                              Inc., a manufacturer of products using flow
                              measurement technology, since 1985; Director of
                              Universal Foods Corporation, Firstar Corporation,
                              and Firstar Trust Company, a subsidiary of Firstar
                              Corporation.


                                         -3-

James C. Hickman           Director of the Company since 1991; Director of Blue
                              Cross since December  1986; Director,
Age:  70                      Century Investment Management Company; Emeritus
                              Professor and Emeritus Dean of the School of
                              Business of the University of Wisconsin-Madison
                              ("UW School of Business") since July 1993;
                              Professor in the UW School of Business from 1990
                              to 1993; Dean of the UW School of Business from
                              1985 to 1990.

William C. Rupp, M.D.      Director of the Company since 1997; President and Chief
                              Executive Officer of Luther/Midelfort
Age:  51                      Mayo Health System since 1994; President
                              of Midelfort Clinic since 1991;
                              practicing physician in oncology since
                              1982.

                  DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2000

Richard A. Abdoo           Director of the Company since 1991; Director of Blue
                              Cross from 1991 until May 1997;
Age:  54                      Chairman of the Board, President and Chief
                              Executive Officer of Wisconsin Energy Corporation,
                              a diversified energy services holding company,
                              since May 1991; Chairman of the Board and Chief
                              Executive Officer of Wisconsin Electric Power
                              Company since 1990; Director of Wisconsin Energy
                              Corporation since 1988; Director of Wisconsin
                              Electric Power Company since 1989; Chairman of the
                              Board and Chief Executive Officer of Wisconsin
                              Natural Gas Company from 1990 to 1995; Director of
                              Wisconsin Natural Gas Company from 1989  to 1995;
                              Director of Marshall & Ilsley Corporation, a bank
                              holding company, and Sundstrand Corporation.

Thomas R. Hefty            Director of the Company since 1983; President of the
                              Company since 1986 and Chairman of
Age:  50                      the Board and Chief Executive Officer  of the Company
                              since 1991; Chairman of the Board and Director of Blue
                              Cross since 1988; President of Blue Cross since 1982;
                              Deputy Insurance Commissioner for the Office of the
                              Commissioner of Insurance for the State of Wisconsin
                              from 1979 to 1982; Director of Artisan Funds, Inc., an
                              investment company registered under the Investment
                              Company Act of 1940, as amended.

William R. Johnson         Director of the Company since 1993; Chairman of
                              Johansen Capital Investment and
Age:  71                      Financial Consulting since 1986; President of
                              Johansen Capital  Associates, Inc., a financial
                              and investment consultant to corporations and
                              individuals, since 1984; Chairman, President and
                              Chief Executive Officer of National Investment
                              Services of America, Inc., an investment manager
                              of pension, profit sharing, and other funds, from
                              1968 to 1984.

     The affirmative vote of a plurality of the votes cast is required for the election of directors. Unless otherwise specified, the shares of the Common Stock represented by the proxies solicited hereby will be voted in favor of the election of the above-described nominees. If, at or prior to their election, any one or more of the nominees is unwilling or unable to serve, the proxies shall have discretionary authority to select and/or vote for substituted nominees.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE NOMINEES FOR DIRECTORS.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

     In 1997, the Board of Directors held four meetings. During 1997, each director attended at least 75% of these meetings, and the meetings of the committees of the Board of Directors of which he or she was a member, except for Mr. Abdoo. The Board of Directors has standing Executive, Finance, Management Review and Audit Committees.

     The Executive Committee discharges certain responsibilities of the Board of Directors when so instructed by the Board and studies proposals and makes recommendations to the Board. Specifically, the Executive Committee has the authority to approve long range corporate and strategic plans, advise and consult with management on corporate policies, approve the annual operating plan and approve major changes in policy affecting new services and programs. The
Executive Committee held four meetings during 1997.   As of the date of the
Meeting, the members of the Executive Committee are Messrs. Forbes (Chairman), Abdoo, Hefty and Hickman.

     The Finance Committee approves investment policies and plans and approves the investment of funds of the Company, consults with management regarding real estate, accounts receivable and other assets, determines the amounts and types of insurance carried by the Company, advises and consults with management regarding selection of insurance carriers and corporate tax policies and discharges certain other responsibilities of the Board of Directors when so instructed by the Board. The Finance Committee held four meetings during 1996. As of the date of the Meeting, the members of the Finance Committee are Messrs. Hefty, Rupp, Johnson and Ms. Skornicka.

     The Management Review Committee evaluates the performance of the Company's executive officers, approves executive officer development programs, determines the compensation of the executive officers and reviews management's recommendations as to the compensation of other key personnel, acts as the nominating committee for officers and directors and makes recommendations to the Board of Directors regarding the types, methods and levels of director compensation, administers the compensation plans for the officers, directors and key employees, and discharges certain other responsibilities of the Board of Directors when so instructed by the Board. The Management Review Committee will consider a nominee for election to the Board of Directors recommended by a shareholder if the shareholder submits the nomination in compliance with the requirements of the Company's Bylaws relating to nominations by shareholders. The Management Review Committee held three meetings during 1997. As of the date of the Meeting, the members of the Management Review Committee are Messrs. Forbes, Abdoo, Dunham and Hickman.

     The Audit Committee reviews the scope and timing of the audit of the Company's financial statements and reviews with the Company's independent public accountants, the Company's management policies and procedures with respect to auditing and accounting controls. The Audit Committee also reviews with the independent public accountants the audited financial statements for the Company and the auditors' reports and management letter . The Audit Committee selects and engages the Company's independent public accountants and reviews and approves all related party transactions. In addition, it reviews and evaluates Conflict of Interest statements and discharges certain other responsibilities of the Board of Directors when so instructed by the Board. The Audit Committee held three meetings during 1997. As of the date of the Meeting, the members of the Audit Committee are Messrs. Menden, Abdoo, Dunham, and Hickman.

     COMPENSATION OF DIRECTORS

     Directors who are officers or employees of the Company receive no compensation as such for service as members of the Board of Directors or Committees of the Board. A director who is not an officer or employee of the Company receives a fee of $1,100 for each Board or Committee meeting attended, and a monthly retainer of $750. In addition, each Committee Chairman receives a monthly fee of $250. Also, pursuant to the 1995 Director Stock Option Plan of United Wisconsin Services, Inc., each director has been granted in connection with his or her services as a director, an option to purchase 3,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant.

     NOMINATIONS FOR DIRECTORS BY SHAREHOLDERS

     The Board of Directors will consider a nominee for election to the Board recommended by a shareholder if the shareholder submits the nomination in compliance with the requirements of the Company's Bylaws relating to nominations by shareholders. Article II, Section 1(B) of the Company's Bylaws provides that if a shareholder desires to make a nomination for the election of directors at an annual meeting, he or she must give timely written notice of the nomination to the Secretary of the Company. Notice is timely if received by the Secretary at the Company's principal office not less than 60 days nor more than 90 days prior to the last Wednesday in May in the year of the applicable annual meeting. The notice must set forth the shareholder's name and address as they appear on the Company's books; the class and number of shares of Common Stock beneficially owned by such shareholder; a representation that such shareholder is a holder of record of shares entitled to vote at the meeting and intends to appear at the meeting, in person or by proxy, to make the nomination; the name and residence address of the nominee; a description of all arrangements or understandings between the shareholder and the nominee (and any other person or persons) pursuant to which the nomination is to be made; the written consent of the nominee to serve if elected and certain other information. The notice must be signed by the shareholder of record who intends to make the nomination (or his or her duly authorized proxy or other representative) and must bear the date of signature of such shareholder or representative. Article II, Section 2(B) of the Bylaws provides that notices with respect to any nomination for a Board election to be held at any special meeting must contain all the information set forth above and must be received by the Secretary of the Company not earlier than 90 days and not later than the later of 60 days prior to the special meeting or ten days after notice of such meeting is first given to shareholders. Shareholders wishing to submit a nomination should review the Bylaw requirements regarding nominations by shareholders and should communicate with the Secretary, United Wisconsin Services, Inc., 401 West Michigan Street, Milwaukee, Wisconsin 53203, for further information.

                          ITEM 2 - APPROVAL OF AMENDMENTS TO
                UNITED WISCONSIN SERVICES, INC. EQUITY INCENTIVE PLAN

     The Board of Directors has approved, subject to shareholder approval, amendments to the Equity Incentive Plan to: (a) increase from 2,750,000 to 4,000,000 the number of shares of Common Stock to be issued thereunder; and
(b) increase the number of shares which may be granted to individual participants in the Equity Incentive Plan from 100,000 in any three year period to 250,000 annually.

     The increase in the number of shares from 2,750,000 to 4,000,000 is necessary to permit the grant of options under the Equity Incentive Plan to active employees of the Company and its subsidiaries and affiliates. As of the date of this Proxy Statement, the Company has not made a determination to grant any specific options as a result of the proposed amendments to the Equity Incentive Plan; however, the Company anticipates that options may be granted to certain executive officers following approval of the amendments.

     Currently, options with respect to 2,613,775 shares have been issued with 40,316 shares being forfeited and available for re-granting pursuant to the Equity Incentive Plan. After the increase in the number of shares authorized under the Equity Incentive Plan, approximately 1,426,541 options would be available for future grants under the Equity Incentive Plan. Shareholder approval of the authorization for the additional options is required by the terms of the Equity Incentive Plan.

     The Equity Incentive Plan will also be amended to increase the number of shares which may be granted to individual participants during a three year period. This amendment has been made to allow options issued pursuant to the Equity Incentive Plan to be considered performance based compensation within the meaning of Treas. Reg. 1.162-27. Performance based compensation is not subject to the $1,000,000 limit on compensation which is deductible contained in Section 162(m) of the Internal Revenue Code of 1986, as amended. Under the amendment to the Equity Incentive Plan, the maximum number of shares with respect to which grants may be made is 250,000 annually.

     The following is a summary of the basic terms and provisions of the Equity Incentive Plan.

     The Equity Incentive Plan permits the grant to full-time employees ("Participants") of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights ("SARs"), Restricted Stock, Performance Units and Performance Shares (all as defined in the Equity Incentive Plan).

     The purpose of the Equity Incentive Plan is to promote the success and enhance the value of the Company by linking the personal interests of the Participants with an incentive for outstanding performance. The Equity Incentive Plan further is intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants upon whose judgment, interest and special effort the successful conduct of its operation is dependent. The Equity Incentive Plan is administered by the Management Review Committee (the "Committee") of the Board of Directors. The Committee is authorized to determine the size and types of awards under the Equity

Incentive Plan, the Participants to whom they will be granted, the terms and conditions of such awards, including the date or dates on which awards become exercisable either in whole or in part, their expiration date and other matters in their discretion.

     The term of any Incentive Stock Option or Nonqualified Stock Option granted pursuant to the Equity Incentive Plan shall not exceed ten or twelve years, respectively (five years in the case of a 10% shareholder granted Incentive Stock Options), and the option price per share therefor shall not be less than the fair market value of the Company's Common Stock on the date the option is granted (110% of the fair market value in the case of a 10% shareholder granted Incentive Stock Options). Options are not exercisable in any event prior to six months following the date of grant.

     SARs shall have a grant price at least equal to 100% of the fair market value of the Company's Common Stock if granted independently of any stock option, or equal to the option price of the related stock option if granted in connection with a stock option. The term of an SAR granted pursuant to the Equity Incentive Plan shall not exceed twelve years. SARs are not exercisable in any event prior to six months following the date of grant.

     Restricted Stock may be granted to participants in such amounts as the Committee shall determine subject to the terms and provisions of the Equity Incentive Plan. Restricted Stock generally may not be sold or otherwise transferred for a certain period (based on the passage of time, the achievement of performance goals or the occurrence of other events as determined by the Committee). During that period, however, Participants may exercise full voting rights and shall be entitled to receive all dividends and other distributions with respect to shares of Restricted Stock. Restricted Stock shall not vest in any event prior to six months following the date of grant.

     The number and/or value of Performance Units or Performance Shares that will be paid to Participants shall be based on the extent to which performance goals, as determined by the Committee, have been met. The performance goals must be determined over a period of at least six months. At the time of grant, each Performance Unit must have an initial value established by the Committee and each Performance Share shall have an initial value equal to the fair market value of the Common Stock on the date of grant.

     Awards under the Equity Incentive Plan shall immediately vest and/or be exercisable upon the occurrence of death, disability or retirement, or a Change in Control (as defined in the Equity Incentive Plan). Subject to the terms of the Equity Incentive Plan, awards may be exercised within three months after termination of employment for any reason except death, disability or retirement (but any awards held by a Participant dismissed for cause will immediately expire), within one year after the date of death (by the Participant's personal representative, legatees or heirs) if employed by the Company at such date, within one year after a Participant's employment with the Company is terminated by disability, and within three years after a Participant retires (as defined in the Company's "tax qualified pension plan"). The Committee may permit a Participant to defer such Participant's receipt of the payment of cash or the delivery of shares of the Company's Common Stock that would otherwise be due. The Committee may terminate, amend or modify the Equity Incentive Plan with the approval of the Board of Directors. Any termination, amendment or modification, however, which materially (i) increases the total number of shares of Common Stock which may be issued under the Equity Incentive Plan; (ii) modifies the eligibility requirements to add a class of persons ("Insiders") subject to
Section 16 of the Exchange Act; or (iii) increases the benefits accruing to Insiders under the Equity Incentive Plan, must be approved by the shareholders of the Company.

     An optionee will not be deemed to have received taxable income upon the grant or exercise of any Incentive Stock Option, provided that such shares of Common Stock are held for at least one year after the date of exercise and two years after the date of grant. No gain or loss will be recognized by the Company as a result of the grant or exercise of Incentive Stock Options. An optionee will be deemed to receive ordinary income upon exercise of Nonqualified Stock Options in an amount equal to the amount by which the fair market value of the Company's Common Stock on the exercise date exceeds the exercise price. The amount of any ordinary income deemed to be received by an optionee due to a premature disposition of the shares of Common Stock acquired upon the exercise of an Incentive Stock Option or upon the exercise of a Nonqualified Stock Option will be a deductible expense for tax purposes for the Company.

     The proposal must be approved by the affirmative vote of holders of a majority of the shares of Common Stock represented at the Meeting. Abstentions and broker non-votes are treated as "no" votes in determining whether the proposal is approved. The proxies will be voted for or against the proposal, or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the amendment to the Equity Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE EQUITY INCENTIVE PLAN.

                                EXECUTIVE COMPENSATION

     Pursuant to the Service Agreement (as hereinafter described), certain executive officers of the Company provide services to Blue Cross. Costs and expenses associated therewith are shared in accordance with the terms of the Service Agreement. See "Certain Transactions." The following table summarizes the total compensation paid by the Company or its subsidiaries to the Chief Executive Officer and the four other most highly compensated executive officers of the Company for services rendered to the Company and Blue Cross for the years ended December 31, 1997, 1996 and 1995.

                              SUMMARY COMPENSATION TABLE


                                               ANNUAL COMPENSATION                            LONG-TERM COMPENSATION
                            --------------------------------------------------------  -----------------------------------
                                                                                      Awards             Payouts
                                                                                      ------             -------
                                                                                      SECURITIES                         ALL OTHER
 NAME AND PRINCIPAL                                              OTHER ANNUAL         UNDERLYING         LTIP            COMPENSA-
 POSITION                    YEAR   SALARY ($)  BONUS ($)(1,2)   COMPENSATION ($)(4)  OPTIONS/SARS (#)   PAYOUTS ($)(1)  TION ($)(5)

 Thomas R. Hefty            1997      $475,008  $    97,377            $   7,885         35,000         $ 5,294          $4,000
   CHAIRMAN OF THE          1996       410,028      177,542                9,355         30,000              --           3,750
   BOARD, PRESIDENT &       1995       390,024       91,265                6,693          --             10,832           3,750
   CHIEF EXECUTIVE
   OFFICER

 Samuel V. Miller (6)       1997       500,000      600,000(3)            --              --                 --            --
   EXECUTIVE VICE           1996       500,004    1,500,000(3)           89,169          434,563             --            --
   PRESIDENT, PRESIDENT     1995        77,652       83,350(3)            --             198,019             --            --
   OF AMERICAN MEDICAL
   SECURITY HOLDINGS, INC.

 Roger A. Formisano         1997       244,536       22,008                 904          25,000           2,894           4,000
   EXECUTIVE VICE           1996       235,128       61,604               3,424          15,000              --           3,750
   PRESIDENT & CHIEF        1995       179,840       41,004               4,999            --             4,406           3,750
   OPERATING OFFICER;
   PRESIDENT OF
   COMPCARE HEALTH
   SERVICES INSURANCE
   CORPORATION AND
   MERIDIAN RESOURCE
   CORPORATION

 C. Edward Mordy            1997       184,848       20,333              3,385           18,000           2,370           4,000
   VICE PRESIDENT &         1996       176,040       55,805              3,106           10,000              --           3,750
   CHIEF FINANCIAL          1995       161,496       18,734              2,567             --             5,502           3,750
   OFFICER
 Penny J. Siewert (7)       1997       174,576       18,190               --             15,000           2,061           4,000
   VICE PRESIDENT OF        1996       163,152       53,677              1,737            7,000              --           3,017
   REGIONAL SERVICES        1995       117,388       33,808               --              7,500              --           2,935


--------------------

     (1) Amounts include compensation earned and deferred at the election of the named executive officer during the fiscal years indicated and paid subsequent to the end of each fiscal year.
     (2) Amounts represent bonuses earned under both the Company's Profit Sharing Plan and Management Incentive Plan.
     (3) Amounts represent bonuses earned by Mr. Miller pursuant to the terms of his employment agreement with the Company.
     (4) Amounts represent reimbursement for the payment of taxes and the payout for unused personal days. The amounts indicated do not include perquisites and other personal benefits to the named executive officers which for each such officer did not exceed the lesser of $50,000 or 10% of the officer's total annual salary and bonus.
     (5) Amounts represent the Company's matching contributions to the UWSI/BCBSUW 401(k) Plan.
     (6) Mr. Miller became an employee of the Company in November 1995, and compensation information reflects amounts earned since that time.
     (7) Ms. Siewert was promoted to an executive officer of the Company on September 1, 1995.

The following table details the options granted to the executive officers listed in the Summary Compensation Table:



                                OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS
                       ----------------------------------------------------------
                       # OF SECURITIES    % OF TOTAL
                          UNDERLYING     OPTION/ SARS    EXERCISE OR                POTENTIAL REALIZABLE VALUE AT ASSUMED
      EXECUTIVE            OPTIONS/       GRANTED TO     BASE PRICE    EXPIRATION         ANNUAL RATES OF STOCK PRICE
                       SARS GRANTED (1)  EMPLOYEES IN     ($/SHARE)       DATE           APPRECIATION FOR OPTION TERM
                                          FISCAL YEAR
                                                                                                  5% ($)             10% ($)
                                                                                    ----------------------------------------
 Thomas R. Hefty           35,000           19.60%        $25.625       01/01/09               $ 713,784         $ 1,917,903

 Samuel V. Miller           -0-              -0-              N/A         N/A                     N/A                 N/A

 Roger A. Formisano        25,000           14.00          25.625       01/01/09                 509,845           1,369,931

 C. Edward Mordy           18,000           10.10          25.625       01/01/09                 367,089             986,350

 Penny J. Siewert          15,000            8.40          25.625       01/01/09                 305,907             821,958


--------------------

     (1) All options granted vest at the rate of 25% each year on the anniversary of the grant date. All options listed for Messrs. Hefty, Formisano, Mordy, and Ms. Siewert were granted on 1/2/97.

No Stock Appreciation Rights ("SARs") or options were exercised by any of the executive officers listed in the Summary Compensation Table during 1997. The number of unexercised SARs and options and the total value of unexercised in-the-money SARs and options at December 31, 1997 are shown in the following table:



                      AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                                    AND FY-END OPTION/SAR VALUES

                             NUMBER OF SECURITIES                   VALUE OF UNEXERCISED
                            UNDERLYING UNEXERCISED              IN-THE-MONEY OPTIONS/SARS AT
                          OPTIONS/SARS AT FY-END (#)                     FY-END ($)

          NAME           EXERCISABLE/UNEXERCISABLE(1)             EXERCISABLE/UNEXERCISABLE
          ----           ----------------------------             -------------------------
 Thomas R. Hefty               66,657 /   83,886                  $   262,763 / $  310,263

 Samuel V. Miller             632,582 /        0                    2,288,158 /          0

 Roger A. Formisano            24,018 /   44,256                       71,081 /     95,769

 C. Edward Mordy               32,112 /   38,704                      127,788 /    144,412
 Penny J. Siewert               5,500 /   24,000                       17,688 /     29,625


--------------------

     (1) Options become immediately exercisable upon change in control of the Company. A change in control includes: the acquisition by certain persons or groups of 25% or more of the outstanding Common Stock; a change in the membership of a majority of the Board of Directors, if not approved by the incumbent Directors; or the approval by the Company's shareholders of a plan of liquidation, an agreement to sell substantially all of the Company's assets, or certain mergers, consolidations or reorganizations.

     LONG-TERM INCENTIVE PLAN

     The Company maintains a Long-Term Incentive Plan ("LTIP") for, among others, the executive officers of the Company. The LTIP is administered by the Company's Management Review Committee. Awards are based on the achievement of certain growth objectives established at the beginning of each three-year plan cycle by the Management Review Committee. Goals are set at minimum, target and maximum levels for each objective. Payout awards are determined at the end of each three-year plan cycle and are prorated when actual results for any objective lie between the minimum and maximum goal levels. Payout awards are based on a percentage of each participant's average base salary range midpoint during the applicable three-year cycle. The components and maximum payout potential for the 1997-1999 Plan for Messrs. Hefty, Formisano and Mordy and Ms. Siewert are: Average Annual Increase in Combined Surplus of Blue Cross and the Company calculated in accordance with generally accepted accounting principles ("GAAP"), 10.00%; Average Annual Increase in Government Programs Reimbursement,
2.5%; Increase in Combined Revenue for Blue Cross and the Company, 4.16%.   Mr.
Miller does not participate in the LTIP.

     The potential value of payouts under the 1997-1999 LTIP to the listed executive officers is shown in the following table:

                 LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR


                              PERFORMANCE OR
                            OTHER PERIOD UNTIL    ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
          NAME           MATURATION OR PAYOUT(1)           PRICE-BASED PLANS(2)
                                                  ----------------------------------------
                                                  THRESHOLD       TARGET         MAXIMUM

     Thomas R. Hefty          3 Years                  $42,944        $64,383        $107,263

     Samuel V. Miller             N/A                                  ------         ------

     Roger A. Formisano       3 Years                   23,038         34,540          57,544

     C. Edward Mordy          3 Years                   18,643         27,950          56,565

     Penny J. Siewert         3 Years                   17,809         26,700          44,482

--------------------


     (1) The 1997-1999 LTIP has been discontinued and the Company anticipates making a pro rata payout during 1998.
     (2) The average midpoint of the named executive's annual base salary range for the three-year term is calculated using the actual 1997 and 1998 base salary range midpoints and the estimated 1999 base salary range midpoint. The estimated 1999 midpoint is 4.5% higher than the 1998 actual base salary range midpoint.

     DEFINED BENEFIT PENSION PLANS

     The Company provides a non-contributory defined benefit plan to its salaried employees pursuant to the UWSI/BCBSUW Salaried Pension Plan ("Salaried Plan"). The Salaried Plan utilizes a cash balance formula which provides annual pay credits of 4% plus transition credits of 4% for the number of years of service on December 31, 1996 (up to 15 years). Interest is credited monthly on the cash balance account based on the yield on 10-year Treasury securities for the month of October of the previous year.

     In addition, the Company provides to executives defined benefits from the Supplemental Executive Retirement Plan ("SERP"). The SERP provides a total benefit (taking into account Salaried Plan benefits and Social Security benefits) of 2% of final 5-year average pay per year of service (up to 30 years).

                                  PENSION PLAN TABLE


                                 YEARS OF SERVICE
                   ------------------------------------------------
  REMUNERATION        15           20           25       30 or more
    $125,000       $   37,500  $   50,000   $   62,500   $   75,000

     150,000           45,000      60,000       75,000       90,000

     175,000           52,500      70,000       87,500      105,000

     200,000           60,000      80,000      100,000      120,000

     225,000           67,500      90,000      112,500      135,000

     250,000           75,000     100,000      125,000      150,000

     275,000           82,500     110,000      137,500      165,000

     300,000           90,000     120,000      150,000      180,000

     400,000          120,000     160,000      200,000      240,000

     500,000          150,000     200,000      250,000      300,000

     600,000          180,000     240,000      300,000      360,000


The persons named in the Summary Compensation Table who are participants in the Salaried Plan and the SERP have the following years of credited service: Mr. Hefty, fifteen years; Mr. Formisano, six years; Mr. Mordy, twelve years; Ms. Siewert, twenty-one years. Mr. Miller does not participate in the Salaried Plan or the SERP.


                        MANAGEMENT REVIEW COMMITTEE REPORT ON
                                EXECUTIVE COMPENSATION

INTRODUCTION

     The Management Review Committee of the Board of Directors (the "Committee") which is comprised of four independent, non-employee directors, establishes and directs the administration of all programs under which executive benefits are provided and compensation is paid or awarded to the Company's executive officers. In addition, the Committee evaluates executive officer performance and assesses the overall effectiveness of the Company's executive compensation programs.

COMPENSATION PHILOSOPHY AND OBJECTIVES

The Company's executive compensation program is designed to closely align executive compensation with corporate performance and total return to shareholders. The Company has developed an overall compensation philosophy and implemented Plans that are designed to tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and appreciation in the Common Stock price.

     The overall objectives of this compensation philosophy are:

- To attract and retain the executive talent required to attain the Company's goals.

- To motivate these executives to achieve the goals of the Company's business strategy;

- To link executive and shareholder financial interests through equity-based long-term incentive plans; and

- To provide a compensation package that recognizes individual contributions and overall business results.

     Each year the Committee conducts a full review of the Company's executive compensation program to ensure that pay opportunities are competitive with the current market and that there is appropriate linkage between Company performance and executive compensation. During 1997, this process included consultation with Hewitt Associates ("Hewitt") throughout the year on such issues as base salaries, stock option awards, and overall compensation. The Committee's review included a comparison of the Company's executive compensation against a peer group with which the Company competes for business and executive talent. The Committee believes that the Company's competitors for executive talent include many types of companies. Therefore, the Committee evaluates all relevant sources for executive talent in assessing overall competitiveness. Consequently, the peer group used for compensation analysis will include, but extend beyond, the companies noted in the Performance Graph included in this Proxy Statement.

     The Company's compensation philosophy has been to set base salaries at approximately 90% of the market average for comparable positions at comparable companies. The Company's incentive compensation plans were designed to bring total compensation to approximately 110% of the market average for comparable positions at comparable companies for outstanding corporate and individual performance. This philosophy prevailed in setting base salaries and pay opportunities for calendar year 1997.

     In December 1997, in conjunction with Hewitt, the Company reviewed its current compensation philosophies and compensation objectives. In addition, the Company undertook a thorough review of the current Plans in order to assess the most effective compensation tools for:

- Linking pay programs to current and future business strategies and performance; and

- Attracting, retaining and motivating key executives in the intensely competitive market for exceptional executive talent, among managed care employers specifically and all employers generally.

     As a result of this review, the Committee took particular note that UWS executive compensation had fallen below levels deemed appropriate by the Committee when compared to peer group compensation levels. Accordingly, the Committee decided to set compensation opportunities at the 50th percentile of the market for comparable positions at comparable companies. In the future, the Company's compensation programs will be designed to be dependent on performance, and individual pay delivered from these programs may be higher or lower than the 50th percentile of the market depending on that performance.

ELEMENTS OF EXECUTIVE COMPENSATION

     The elements of executive compensation include base salary, profit sharing, an annual performance-based management incentive plan and long-term incentives (including both the long-term incentive plan and nonqualified Common Stock options). The Committee's decisions with respect to each of these elements are discussed below. While the elements of compensation described in this Report are considered separately, the Committee takes into account the full compensation package afforded by the Company to the individual, including salary, incentive compensation, pension benefits, supplemental retirement benefits, insurance and other benefits. In reviewing the individual performance of the executives whose compensation is detailed in this Proxy statement, the Committee takes into account the views of Mr. Hefty, the Company's Chief Executive Officer, for positions other than his own.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits a publicly held corporation's deductions for certain executive compensation in excess of $1 million in taxable years beginning after December 31, 1993. Certain performance-based compensation is excepted from the $1 million limitation. In 1997, none of the Company's executives received compensation in excess of $1 million for purposes of Section 162 (m) and all 1997 executive compensation is fully deductible. This includes the compensation paid to Mr. Miller because under the terms of his employment agreement, Mr. Miller's compensation was structured using performance-based compensation and compensation deferrals. The Committee has, however, reviewed Section 162 (m) and considered its impact on the Company's future executive compensation Plans.

BASE SALARY

Base salaries for executive officers are determined initially by evaluating and comparing the responsibilities of their positions and experiences and by reference to the competitive marketplace for executive talent. Salary adjustments are determined by evaluating the performance of the Company and of each executive and by surveying the industry to determine the average industry change in executive base salary. In the case of executives with responsibility for a particular business unit, such unit's financial results are also a major consideration. The Committee, where appropriate, considers non-financial performance measures such as increase in market share, gains in administrative cost efficiency, improvements in product quality, and improvements in relations with customers, suppliers, and employees.

     In establishing 1997 base salaries for the Company's executives, the Committee considered competitive data which indicated that the base salaries of the Company's executives were below competitive levels and were determined to be at approximately 81.5% of estimated market value for the group as a whole. Accordingly, since the Company's then current compensation philosophy called for base salaries that were approximately 90% of the market average, executive officers, excluding the CEO, received base salary increases of between 4% and 7%.

ANNUAL INCENTIVE COMPENSATION

     PROFIT SHARING PROGRAM

     The Company annually establishes a Profit Sharing Plan for all employees who are with the Company for the entire calendar year. The United Wisconsin Services, Inc. 1997 Profit Sharing Plan (the "Profit Sharing Plan") compensated employees based on corporate profitability, on individual business unit or regional area profitability and on the attainment of high levels of customer satisfaction, all measured against targets set at the beginning of the year.

     Under the corporate profitability goal, the Profit Sharing Plan pays each employee from 0% to 9% of base salary depending on the attainment of specified profit levels. For employees to receive the 9% payout in 1997, the Company and Blue Cross had to attain combined net income, excluding net income or loss from extraordinary items, of $51.8 million or more. If a specified minimum level of profitability had not been attained, no awards would have been made under any portion of the Profit Sharing Plan.

     Individual business unit or regional area financial performance also was measured under the "Local Component" of the Plan, with employees eligible to receive an additional payout of up to 9% of compensation on the "Local Component." The Profit Sharing Plan also contained a customer satisfaction modifier which enabled employees to earn up to an additional 3% of annual compensation for achievement of high customer satisfaction levels, generally in excess of 93.5%, or which could reduce an award by up to 2% of annual compensation for poorer levels of customer satisfaction. In total, the Profit Sharing Plan paid the executives described herein between 1.21% and 1.5% of annual compensation.

     MANAGEMENT INCENTIVE PLAN

     The Company's executive officers are eligible for an annual performance bonus under the Management Incentive Plan. The bonus paid from this Plan has two components: the Corporate Component and the Individual Performance/Profit Sharing Component. The Corporate Component is equal to one times the executive's total payout from the Profit Sharing Plan (two times the Profit Sharing payout for the CEO) as described above.

     The Individual Performance/Profit Sharing Component has two parts. First, individual performance objectives are established for each eligible executive. These individual objectives can include both financial and non-financial measures related to the performance of the business units or corporate departments for which the executive is responsible. To determine how well executives other than the CEO have performed on their individual performance objectives, the Committee considers input from the CEO as well as other relevant factors. Not all individual performance objectives are quantifiable and the Committee did not assign quantitative relative weights to different factors or follow mathematical formulae. Therefore, the Committee used discretion in evaluating the executives' achievements of their individual performance objectives. Individual performance objectives are also established for the CEO. The Committee evaluates all relevant data to determine to what extent Mr. Hefty has met his performance expectations. Again, the Committee uses its discretion in making this determination.

     The second part of the Individual Performance/Profit Sharing Component is based on the executive's payout from the Local Component of the 1997 Profit Sharing Plan. Bonus payments are made according to a schedule that correlates percentages of base salary paid under the Local Component of the Profit Sharing Plan with specific bonus amounts.

     Bonus amounts can range from 0% to 39% of annual compensation for executives other than the CEO (up to 21% from the Corporate Component and up to 18% from the Individual Performance/Profit Sharing Component) and from 0% to 72% of annual compensation for the CEO (up to 42% from the Corporate Component and up to 30% from the Individual Performance/Profit Sharing Component). For executives to earn the maximum award, they must have achieved outstanding results on each of their individual goals; the profitability of the business unit or regional area to which they are assigned must have reached an exceptional level; and the Company and Blue Cross must have achieved a combined return on equity, excluding net income or loss from extraordinary items, of 22% or more. In 1997, the Company and Blue Cross' combined return on equity, as defined by the Plan documents, was 0.2%. 1997 performance bonus awards for the executives discussed herein, other than the CEO, ranged from 7.5% to 9.5% of annual compensation. These awards were paid in 1998.

LONG-TERM INCENTIVE COMPENSATION

     The Company's executive compensation strategy is to provide long-term compensation at a competitive level for the managed care market.

     LONG-TERM INCENTIVE PLAN

     The Company employs a Long-Term Incentive Plan ("LTIP") for the executive officers of the Company. The LTIP is based on the achievement of certain growth objectives, including improved surplus and premium revenue growth. Each year, the Committee sets annual performance goals for the next three-year Plan cycle. Goals are set at minimum, target and maximum levels for each objective. Payout awards are determined at the end of each three-year Plan cycle and are prorated when actual results for any objective lie between the minimum and maximum goal levels. Payouts from the 1995-1997 LTIP for the executives discussed herein were approximately 1.23% of the average midpoint of their annual salary ranges. Awards payable in 1998 for executives other than the CEO ranged from $2,061 to $2,894 and are detailed in the LTIP Payouts column of the Summary Compensation Table contained in this Proxy Statement. Consistent with its review of total executive compensation, the Committee decided to provide long-term incentive opportunities solely through equity-based vehicles starting in 1998. The remaining performance cycles, both 1996-1998 and 1997-1999, under the LTIP will be discontinued.

     STOCK OPTIONS

The Committee is responsible for administering the Company's stock option program, which is designed to motivate employees to maximize shareholder value and maintain a medium to long-term perspective. Option grants are made at the fair market price on the date of grant and become exercisable in equal annual installments over a four-year term, expiring 12 years after the date of grant.

     When determining the size of the option grants made to executives, the Committee considered the results of the competitive market compensation survey performed by Hewitt which focuses on the managed care and Blue Cross markets. The Committee also considers its own evaluation of the executives' past and prospective contributions to the success of the Company, anticipated performance requirements and contributions of each executive officer, and historical option award data. Based on all of this information, the Committee awarded options exercisable for 25,000, 18,000, and 15,000 shares of Common Stock to Mr. Formisano, Mr. Mordy and Ms. Siewert, respectively in 1997. The award to the CEO is discussed below.

     As discussed previously, in December 1997, the Company, in conjunction with Hewitt, conducted a thorough review of all of its current compensation programs. The results of this study demonstrated that UWS's long-term incentive compensation was significantly below market levels. As a result, the Committee decided to increase grant sizes in 1998 in order to make UWS's long-term incentive component of total compensation more competitive when viewed relative the market, and as mentioned previously, to enhance links between the fortunes of UWS shareholders and key executives.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Hefty's annual cash compensation for 1997 included base salary, profit sharing, and management incentive bonus for a total of $572,385. As discussed herein, some elements were paid in 1998 based on 1997 performance.

     Mr. Hefty's base salary in 1996 was approximately 79% of the average base salary for comparable positions, according to the previously mentioned Hewitt compensation survey. Because the Company's then current compensation philosophy provided that executive base salaries should be set at approximately 90% of the market average for comparable positions at comparable companies, Mr. Hefty's base salary for 1997 was increased to an amount which represented approximately 91% of the December 1996 estimated market value of his position.

     In addition to base salary, Mr. Hefty received 1.5% of his base salary under the Profit Sharing Plan based on the Company's return on equity of 0.2 % and the Company's Customer Satisfaction levels. Under the Management Incentive Plan, Mr. Hefty was awarded 19% of his 1997 base salary based on the Company's and Blue Cross's financial results and his achievement of individual performance goals set at the beginning of the year.

     In determining the individual performance portion of Mr. Hefty's annual incentive award, the Committee considered several events which evidenced his personal contributions to the Company and its operating performance. These factors include the transition in the management team of American Medical Security Holdings, Inc. (AMS), whereby under Mr. Miller's guidance, there was steady improvement in the operating profit of AMS and the acquisition of Pan-American Life Insurance Company; the continued growth in membership in the HMO units and solid performance in the Valley Health Plan, Unity Health Plans, and the two northern Wisconsin HMO's; the continuation of strong bottom-line results and an increase in total enrollment in the speciality managed care unit; and the introduction of the United 24 product, a combined health, disability, and worker's compensation plan.

     In 1998, Mr. Hefty received a payout of $5,294 from the Company's LTIP for the 1995 to 1997 performance period and an option to purchase 35,000 shares of Common Stock.

     In addition, the Committee provided Mr. Hefty with a further long-term incentive opportunity tied to the increase in value in AMS. This arrangement is described under "Other Executive Arrangements."

CONCLUSION

     After its review of the total compensation program for the executives of the Company, the Committee continues to believe that these executive compensation policies and practices serve the interests of shareholders and the Company effectively. We also believe that the various compensation programs offered are appropriately balanced to provide increased motivation for executive officers to contribute to the Company's overall future successes, thereby increasing the value of the Company for the shareholders' benefit. We will continue to monitor the effectiveness of the Company's total compensation program to meet the ongoing needs of the Company.

Submitted by:  James L. Forbes, Chairman
               Richard A. Abdoo
               Michael D. Dunham
               James C. Hickman


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

OTHER EXECUTIVE ARRANGEMENTS

     EXECUTIVE VICE PRESIDENT EMPLOYMENT CONTRACT

     During 1995, the Company recognized the need to recruit and hire an executive to direct its interests in its joint venture with American Medical Security Group, Inc. Due to the specialized knowledge and experience required for this position, a nationwide search was undertaken. At the end of 1995, Samuel V. Miller was hired as Executive Vice President of the Company. Mr. Miller does not participate in the Company's standard executive compensation programs. His compensation package was determined through employment negotiations which took into account his extensive experience at the senior levels of the financial services and insurance industries, his outstanding skills and his familiarity with the small group health insurance business. His compensation consists of base salary, an annual performance bonus, and non-qualified Common Stock options and certain other options.

     Mr. Miller's employment contract provides for an annual performance bonus of not less than $500,000 or more than $1,000,000. The Committee awarded Mr. Miller a bonus of $600,000 for 1997 based on the Committee's evaluation of his overall achievements in his management of AMS. Mr. Miller did not receive an option grant in 1997.

     CHIEF EXECUTIVE OFFICER SUPPLEMENTAL COMPENSATION AGREEMENT

     In September 1997, the Company entered into a Supplemental Compensation Agreement with Mr. Hefty, the Chief Executive Officer as incentive for continued employment, and to reward Mr. Hefty for activities that result in an increase in the shareholder value of UWS as a result of ownership of AMS.

     Under the terms of the agreement, Mr. Hefty will be awarded phantom shares of Common Stock, upon the occurrence of specific triggering events. One such event is continued employment by Mr. Hefty until his attainment of age 55.

     Phantom shares earned by Mr. Hefty will be paid out in cash on the date that he ceases to be an employee of UWS. However, if Mr. Hefty's employment terminates prior to age 55, the number of phantom shares to which he is entitled will be reduced for each full or partial year between his termination date and the date he would have reached age 55.


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

                                 CERTAIN TRANSACTIONS


     SERVICE AGREEMENT. The Company and Blue Cross have entered into the Service Agreement with respect to the reciprocal provision of certain services, including sales and marketing, rental of office space, computerized data processing, claims processing, and legal, investment, actuarial and other management services. The company receiving a service is obligated to pay the provider thereof the approximate cost for the service which varies depending upon the particular service rendered, determined on either an allocated cost basis or based upon direct costs. If the recipient can obtain any of the services under more favorable terms by performing the services itself or by procuring them from a third party, it is not obligated to renew the Service Agreement for those services if the provider is unwilling to substantially match such terms. However, the Company agreed to purchase claims processing services from Blue Cross pursuant to certain arrangements with Electronic Data Systems Corporation ("EDS"). Pursuant to the Service Agreement, the Company received net payments of $5.7 million, $5.8 million and $5.3 million from Blue Cross for the years ended December 31, 1995, 1996 and 1997, respectively. The Service Agreement is in effect until December 31, 1998 and automatically renews for a period of one year on each succeeding January 1, subject to negotiation of the services to be provided and the rates and allocations set forth therein. Pursuant to Wisconsin law, the Service Agreement is filed with the Office of the Commissioner of Insurance for the State of Wisconsin for its review to determine whether the agreement is reasonable and fair to the interests of the insurance companies which are parties to the agreement.

     In 1984, Blue Cross entered into a servicing agreement (the "EDS Servicing Agreement") whereby EDS would develop integrated processing systems, maintain computer hardware and software and provide data processing personnel. Key systems covered by this agreement include claims, membership, actuarial, commission, general ledger, accounts payable and fixed assets. The term of the EDS Servicing Agreement runs through December 31, 1999, with an option to terminate upon one year's prior written notice, deliverable at any time. Blue Cross will continue to receive services from EDS after expiration or early termination, for a period of not less than six months and not more than two years, to migrate its claims processing to a new provider of these services. Blue Cross recently exercised its early termination rights. The effective date of the termination will be September 30, 1998, by which time all claim processing functions will be converted to the computer system operated by Blue Cross and Blue Shield of South Carolina. For the years ended December 31, 1995, 1996 and 1997, the Company paid approximately $3.4 million, $3.5 million and $3.7 million, respectively, for services pursuant to the EDS Servicing Agreement.

     HEALTH AND OTHER BENEFITS TO THE EMPLOYEES OF BLUE CROSS. Certain subsidiaries of the Company provide health, life and other insurance benefits to the employees of Blue Cross. Premium revenue received from Blue Cross for these services totaled $4.6 million, $4.4 million and $4.5 million in 1995, 1996 and 1997, respectively. In addition, Blue Cross provides health insurance to certain of the Company's employees.

                                SECTION 16 COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons owning in excess of ten percent of the shares of the Common Stock outstanding to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the exchange on which the Common Stock is traded. Officers, directors and ten percent shareholders are also required to furnish the Company with copies of all
Section 16(a) forms they file.

     Based upon a review of the information furnished to the Company, the Company believes that during the fiscal year ended December 31, 1997, its officers and directors and Blue Cross complied with all applicable Section 16(a) filing requirements.

                                       AUDITORS

     The Audit Committee of the Board of Directors has selected Ernst & Young LLP as independent auditors for the Company for the year ending December 31, 1997. Ernst & Young has examined the accounts of the Company since 1988. Representatives of Ernst & Young will be present at the Meeting, will be available to respond to questions and may make a statement if they so desire.

                                    OTHER MATTERS

     The Company knows of no other matters to come before the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons acting pursuant to the accompanying appointment of proxy form to vote the shares represented thereby in accordance with their best judgment.

                                SHAREHOLDER PROPOSALS

     Pursuant to Article II of the Company's Bylaws which provides procedures by which shareholders may raise matters at annual meetings, proposals which shareholders intend to present at the 1998 Annual Meeting of Shareholders must be received by the Company no later than March 31, 1999 to be presented at that meeting. To be eligible for inclusion in the proxy material for that meeting, shareholder proposals must be received by December 19, 1998.

                                        UNITED WISCONSIN SERVICES, INC.



                                        Stephen E. Bablitch

                                        SECRETARY

Milwaukee, Wisconsin

April 15, 1998


A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, WILL BE PROVIDED WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK AS OF APRIL 17, 1998, ON THE WRITTEN REQUEST OF SUCH PERSON DIRECTED TO: STEPHEN E. BABLITCH, SECRETARY, UNITED WISCONSIN SERVICES, INC., 401 WEST MICHIGAN STREET, MILWAUKEE, WISCONSIN 53203.



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